Exhibit 99.1

National Atlantic Reports Fourth Quarter and Year End 2007 Financial Results

Year-End Highlights:

  Higher losses in bodily injury claims during the third and fourth quarters
  Total revenues up 4.8% for the year ended December 31, 2007
  Homeowners premiums up 27.2%
  Commercial lines premiums up 21.5%

FREEHOLD, N.J.--(BUSINESS WIRE)--National Atlantic Holdings Corporation (Nasdaq: NAHC), a provider of specialized property-casualty insurance products and related insurance services based in Freehold, N.J., today announced financial results for the fourth quarter and full year ended December 31, 2007.

The net loss for the three months ended December 31, 2007 was ($2.1) million or ($0.19) per share (diluted), compared with net income of $3.0 million or $0.26 per share (diluted) for the same period in 2006. The net loss for the full year ended December 31, 2007 was ($6.2) million or ($0.56) per share (diluted), compared with net income of $14.4 million or $1.26 per share (diluted) for the same period in 2006.

Diluted earnings per share for the three months ended December 31, 2007 were based on weighted average common shares of 11,013,894 compared with weighted average common shares (diluted) of 11,408,997 for the three months ended December 31, 2006. Diluted earnings per share for the full year ended December 31, 2007 were based on weighted average common shares of 11,078,064 compared with weighted average common shares (diluted) of 11,450,086 for the full year ended December 31, 2006. For the three months ended December 31, 2007, the effect of 92,630 stock options were excluded from the computation of diluted earnings per share because they would have been anti-dilutive. For the year ended December 31, 2007, the effect of 122,942 stock options were excluded from the computation of diluted earnings per share because they would have been anti-dilutive. Book value per share at December 31, 2007 decreased $0.47 to $13.10 from $13.57 at December 31, 2006.

Total revenues for the three months ended December 31, 2007 increased by $2.0 million, or 4.4%, to $47.2 million from $45.2 million for the three months ended December 31, 2006. Total revenues for the year ended December 31, 2007 increased by $8.4 million, or 4.8%, to $184.3 million from $175.9 million for year ended December 31, 2006.

“Our disappointing results for the year reflect an increase in bodily injury claims reserves,” said James V. Gorman, Chairman and Chief Executive Officer. “We have taken steps to correct the lack of profitability, including restructuring management, increasing product prices and improving the compliance with operating procedures within our bodily injury claims unit,” he said. “We believe we have put effective remedies in place and are focused upon restoring our profitability in 2008.”

Premiums

For the three months ended December 31, 2007, our direct written premiums increased by $1.9 million, or 5.3% to $37.5 million from $35.6 million in the comparable period in 2006. Direct written premiums for the year ended December 31, 2007 increased by $7.6 million, or 4.4%, to $178.7 million from $171.1 million in the comparable 2006 period.

Net written premiums for the three months ended December 31, 2007 increased by $1.5 million, or 4.5%, to $34.7 million from $33.2 million in the comparable 2006 period. Net written premiums for the year ended December 31, 2007 increased by $5.1 million, or 3.2%, to $166.2 million from $161.1 million in the comparable 2006 period.

Net premiums earned for the three months ended December 31, 2007 increased by $2.2 million, or 5.4%, to $42.6 million from $40.4 million in the comparable 2006 period. Net premiums earned for the year ended December 31, 2007 increased by $7.8 million, or 5.0%, to $165.2 million from $157.4 million in the comparable 2006 period.

Line of Business Data

The table below shows our revenues in each of our lines of business for the periods indicated and the year-over-year percentage changes.

Direct Written Premiums by Line of Business (in thousands)

	For the three months ended December 31,
Direct Written Premiums	2007	2006	Increase/ (Decrease)	Change %
	($ in thousands)

Private Passenger Automobile	$21,613	$20,980	$633	3.0%
Homeowners	8,820	7,714	1,106	14.3%
Commercial Lines	7,102	6,892	210	3.0%
	$37,535	$35,586	$1,949	5.5%
	For the years ended December 31,
Direct Written Premiums	2007	2006	Increase/ (Decrease)	Change %
	($ in thousands)

Private Passenger Automobile	$104,471	$111,379	$(6,908)	(6.2%)
Homeowners	37,244	29,273	7,971	27.2%
Commercial Lines	36,964	30,417	6,547	21.5%
	$178,679	$171,069	$7,610	4.4%

Net Earned Premiums by Line of Business (in thousands)

	For the three months ended December 31,
Net Earned Premiums	2007	2006	Increase/ (Decrease)	Change %
	($ in thousands)

Private Passenger Automobile	$25,950	$26,879	$(929)	(3.5%)
Homeowners	8,306	6,553	1,753	26.8%
Commercial Lines	8,347	6,930	1,417	20.4%
	$42,603	$40,362	$2,241	5.6%
	For the years ended December 31,
Net Earned Premiums	2007	2006	Increase/ (Decrease)	Change %
	($ in thousands)

Private Passenger Automobile	$103,717	$109,855	$(6,138)	(5.6%)
Homeowners	30,271	21,264	9,007	42.4%
Commercial Lines	31,232	26,235	4,997	19.0%
	$165,220	$157,354	$7,866	5.0%

Investment Income

Investment income for the three months ended December 31, 2007 increased by $0.2 million, or 4.8%, to $4.4 million from $4.2 million in the comparable 2006 period. Investment income for the year ended December 31, 2007 increased by $1.2 million, or 7.5%, to $17.3 million from $16.1 million in the comparable 2006 period. The increase was primarily due to an increase in average invested assets. Average invested assets for the year ended December 31, 2007 increased $11.6 million, or 3.7%, to $323.1 million from $311.4 million for the same period in the prior year.

Loss and loss adjustment expenses incurred

Losses and loss adjustment expenses incurred for the three months ended December 31, 2007 increased by $13.3 million, or 47.7%, to $41.2 million from $27.9 million in the comparable 2006 period. This increase can be attributed to an increase in claim frequency in private passenger automobile coverage and strengthening of prior year reserves by $7.6 million. As a percentage of net earned premiums, losses and loss adjustment expenses incurred for the three months ended December 31, 2007 were 96.7% compared to 69.1% for the three months ended December 31, 2006.

Loss and loss adjustment expenses incurred for the year ended December 31, 2007 increased by $41.3 million, or 39.8%, to $145.1 million from $103.8 million in the comparable 2006 period. This increase can be attributed to an increase in claim frequency in private passenger automobile coverage and strengthening of prior year reserves by $19.6 million. As a percentage of net earned premiums, losses and loss adjustment expenses incurred for the year ended December 31, 2007 were 87.8% compared to 66.0% for the year ended December 31, 2006.

Conference Call Details

The Company will host an investor conference call the morning of March 17, 2008 at 10:00 a.m. Eastern Time (ET). Following a brief presentation by management, participants will have the opportunity to ask questions.

The conference call can be accessed by dialing 888-663-2230 (U.S. callers) or 913-312-1448 (international callers). Those who intend to participate in the teleconference should register at least ten minutes in advance to ensure access to the call. The conference call can also be accessed via webcast through the Company’s web site at www.national-atlantic.com.

The teleconference will be recorded and a replay will be available from 1:00 p.m. ET on Monday, March 17, 2009 until 1:00 p.m. ET on Friday, March 21, 2008. To access the replay by telephone, dial 888-203-1112 (U.S. callers) or 719-457-0820 (international callers) and specify passcode 3969148. The teleconference will also be archived on the Investor Relations section of NAHC's website at www.national-atlantic.com.

About NAHC:

National Atlantic Holdings Corporation (NAHC) and its subsidiaries provide property and casualty insurance and insurance-related services to individuals, families and businesses.

The Company's insurance products are designed to attract a broad spectrum of policyholders for their private passenger automobile, homeowners, and personal excess ("umbrella") and specialty property liability coverage. For businesses, the Company offers a range of commercial insurance products, including commercial property, commercial general liability, and business auto, as well as claims administrative services to self-insured corporations.

National Atlantic distributes its products exclusively through independent insurance agents, known as "Partner Agents," who are required to become shareholders in National Atlantic in order to represent the Company as an agent. The Company offers insurance products through its subsidiaries, Proformance Insurance Company and Mayfair Reinsurance Company, and insurance-related services through Riverview Professional Services and the National Atlantic Insurance Agency.

Safe Harbor Statement Regarding Forward-Looking Statements

Management believes certain statements in this press release may constitute "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements are necessarily based on estimates and assumptions that are inherently subject to significant business, economic and competitive uncertainties and risks, many of which are subject to change. As a consequence, current plans, anticipated actions and future financial condition and results may differ from those expressed in any forward-looking statements made by or on behalf of the Company. Additionally, forward-looking statements speak only as of the date they are made, and we undertake no obligation to release publicly the results of any future revisions or updates we may make to forward-looking statements to reflect new information or circumstances after the date hereof or to reflect the occurrence of future events.

NATIONAL ATLANTIC HOLDINGS CORPORATION AND SUBSIDIARIES CONSOLIDATED BALANCE SHEETS (in thousands, except share data)

	December 31,	December 31,
	2007	2006
Investments:
Fixed maturities held-to-maturity (fair value at December 31, 2007 and 2006	$42,130	$42,168
was $41,913 and $41,401, respectively)
Fixed maturities available-for-sale (amortized cost at December 31, 2007 and 2006	270,519	273,724
was $269,784 and $275,810, respectively)
Equity securities (cost at December 31, 2007 and 2006 was $1,014 and $2,288, respectively)	1,012	2,427
Short-term investments (cost at December 31, 2007 and 2006, was $457 and	457	453
$453, respectively)

Total investments	314,118	318,772
Cash and cash equivalents	28,098	26,288
Accrued investment income	3,950	4,122
Premiums receivable	47,753	49,976
Reinsurance recoverables and receivables	20,831	26,914
Deferred acquisition costs	18,934	18,601
Property and equipment - net	3,143	1,988
Income taxes recoverable	8,455	-
Other assets	4,393	6,169

Total assets	$449,675	$452,830

Liabilities and Stockholders' Equity:

Liabilities:
Unpaid losses and loss adjustment expenses	$197,105	$191,386
Unearned premiums	86,823	85,523
Accounts payable and accrued expenses	2,446	2,420
Deferred income taxes	10,829	9,967
Income taxes payable	-	3,026
Other liabilities	8,296	9,620

Total liabilities	305,499	301,942

Commitments and Contingencies:	-	-
Stockholders' equity:
Common Stock, no par value (50,000,000 shares authorized; 11,425,790 issued, 11,007,487 outstanding	97,820	97,570
as of December 31, 2007; 11,288,190 issued, 11,121,941 outstanding as of December 31, 2006, respectively)
Retained earnings	50,541	56,735
Accumulated other comprehensive income (loss)	107	(1,694)
Common stock held in treasury, at cost (418,303 and 166,249 shares held as of December 31, 2007
and 2006, respectively)	(4,292)	(1,723)

Total stockholders' equity	144,176	150,888

Total liabilities and stockholders' equity	$449,675	$452,830

NATIONAL ATLANTIC HOLDINGS CORPORATION AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF OPERATIONS (in thousands, except per share data)

	For the years ended December 31,

	2007	2006	2005

Revenue:
Net premiums earned	$165,220	$157,354	$172,782
Net investment income	17,276	16,082	12,403
Net realized investment gains	72	979	411
Other income	1,703	1,441	1,745

Total revenue	184,271	175,856	187,341

Costs and Expenses:
Loss and loss adjustment expenses incurred	145,085	103,824	132,794
Underwriting, acquisition and insurance related expenses	49,652	48,275	42,264
Other operating and general expenses	539	2,268	3,989

Total costs and expenses	195,276	154,367	179,047

(Loss) income before income taxes	(11,005)	21,489	8,294
(Benefit) provision for income taxes	(4,811)	7,107	1,858

Net (Loss) Income	$(6,194)	$14,382	$6,436

Net (loss) income per share Common Stock - Basic	$(0.56)	$1.28	$0.70
Net (loss) income per share Common Stock - Diluted	$(0.56)	$1.26	$0.68

NATIONAL ATLANTIC HOLDINGS CORPORATION AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS) (in thousands)

	For the years ended December 31,

	2007	2006	2005

Net (Loss) Income	$(6,194)	$14,382	$6,436

Other comprehensive income (loss) - net of tax:
Net holding gains (losses) arising during the period	1,388	(462)	(1,806)
Reclassification adjustment for realized losses
included in net income	354	311	22
Amortization of unrealized loss recorded on transfer
of fixed income securities to held-to-maturity	59	59	-

Total other comprehensive income (loss)	1,801	(92)	(1,784)

Comprehensive (Loss) Income	$(4,393)	$14,290	$4,652

EARNINGS PER SHARE AND BOOK VALUE CALCULATIONS

	For the three months ended December 31,		For the years ended December 31,
	2007	2006	2007	2006

Net Income applicable to common stockholders	$(2,134,916)	$2,989,150	$(6,194,001)	$14,382,394

Weighted average common shares - basic	11,013,894	11,163,983	11,078,064	11,213,463
Effect of dilutive securities:
Options	-	245,014	-	236,623

Weighted average common shares - diluted	11,013,894	11,408,997	11,078,064	11,450,086

Basic Earnings Per Share	$(0.19)	$0.27	$(0.56)	$1.28

Diluted Earnings per Share	$(0.19)	$0.26	$(0.56)	$1.26

	Book Value		Net Tangible Book Value
	As of	As of	As of	As of
	December 31,	December 31,	December 31,	December 31,
	2007	2006	2007	2006

Total Shareholders Equity	$144,176,394	$150,888,328	$144,176,394	$150,888,328
Less: Deferred Acquisition Cost Asset (DAC)	-	-	(18,933,568)	(18,601,390)
Shareholders Equity - net	144,176,394	150,888,328	125,242,826	132,286,938
Total Common Shares Outstanding	11,007,487	11,121,941	11,007,487	11,121,941

Book Value	$13.10	$13.57	$11.38	$11.89

For the three months ended December 31, 2007, the effect of 92,630 stock options were excluded from the computation of diluted earnings per share because they would have been anti-dilutive. For the year ended December 31, 2007, the effect of 122,942 stock options were excluded from the computation of diluted earnings per share because they would have been anti-dilutive.

CONTACT:
National Atlantic Holdings Corporation
Frank J. Prudente, 732-665-1145
Executive Vice President, Treasurer and
Chief Financial Officer